Sub-item 77O

Form 10f-3
Record of Securities Purchased
Under the Rule 10f-3 Procedures
Members of the underwriting syndicate

Warburg Dillon Read, Goldman Sachs International, Alpha credit
Bank Group, Deutsche Bank AG, National Bank of Greece Group, N.D.
Devletoglou Securities and Investment Services S.A., Omega
Securities S.A., P&K Securities A.E., and Telesis Securities S.A.

Terms of the offer

Combined offering of 33,312,500 Shares directly or in the form of Global depositary Shares.

3)      Name of Issuer: PANAFON HELLENIC TELECOMMUNICATIONS COMPANY S.A.

a)      Has the issuer been in continuous operation for at least three
consecutive years (including the operations of any predecessors)?       Y

Has the issuer made available to the public financial statements, prepared and audited in accordance with French accounting standards,
for the two years prior to the offer?    Y

4)      Type of Underwriting:  (A) Public Offering?         Y

		(B) Firm Commitment Underwriting                    Y

Final date of subscription period:        December 1st, 1998

Date of Fund purchase or subscription:  November 20, 1998
(must be (i) prior to the end of the first date on which any sales are made in the case of a public offering, or (ii) on or prior to the fourth business day preceding the day on which the rights offering terminates, in the case of a subscription offer).

Public offering price per share in underwriting:           GRD 5100
(all securities must be offered at a fixed price to all purchasers except for rights granted to existing shareholders by operation of law).

7)      Price per share paid by Fund:            GRD 5100
(may not exceed public offering price per share except for rights granted to existing shareholders by operation of law).

8)      a)  Commission (or spread) paid by Fund per   NONE      share

Is the commission reasonable and fair compared to rates on similar underwritings during a comparable time period?

9)      Total amount of the offer 33,312,500 shares

10) Total amount and percentage purchased by Fund and other U.S. registered investment companies of which IIIS is the adviser or sub-adviser.
		20,370 shares (of which 20,370 for the fund)

11) Seller (may not be any director, officer, or employee of Credit Agricole Indosuez or any affiliate; nor may Credit Agricole Indosuez receive any director indirect compensation attributable to the Fund's participation in the offer, other than a management fee as lead or co-manager).

			  SBC WARBURG DILLON READ
(selling broker or underwriter if in underwriting or purchase on an exchange)